Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-284538

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated August 31, 2026. GS Finance Corp. $ Floating Rate Notes due guaranteed by The Goldman Sachs Group, Inc.

We will pay interest on the notes at a rate per annum of compounded SOFR, as described herein, plus 0.25%, subject to the minimum interest rate of 0.00% per annum, to be payable quarterly on March 11, June 11, September 11 and December 11 of each year, beginning December 11, 2026 until September 11, 2066. The notes will mature on the stated maturity date, September 11, 2066, and interest for the final period will accrue to and be paid on such maturity date. You will receive $1,000, plus any accrued and unpaid interest, for each $1,000 of the face amount of your notes on the stated maturity date.

Commencing with the September 2028 interest payment date, you may elect to have us redeem your notes prior to the stated maturity date, in whole or in part, on every September interest payment date (i.e., once every year), upon at least twenty-five (25) business days’ prior notice and provided that in each case at least $10,000 face amount of notes are redeemed on that date (which is equal to 10 notes and which may be aggregated with other noteholders seeking to redeem). These early redemption dates are specified on page S-4. Upon an early redemption at your option, on the applicable early redemption date you will receive for each $1,000 face amount of your notes, in addition to any accrued and unpaid interest, a cash payment on such date equal to (i) $970 in the case of any early redemption date occurring from and including September 11, 2028 to and including September 11, 2030; (ii) $980 in the case of any early redemption date occurring from and including September 11, 2031 to and including September 11, 2033; (iii) $990 in the case of any early redemption date occurring from and including September 11, 2034 to and including September 11, 2036; and (iv) $1,000 in the case of any early redemption date occurring from and including September 11, 2037 to and including September 11, 2065.

You must follow the procedures described in this prospectus supplement to validly exercise your option for early redemption. You will receive less than the $1,000 face amount of your notes if you request that we redeem the notes on any early redemption date prior to September 11, 2037. If you purchase or at any time own less than $10,000 face amount of the notes, you will not be able to elect to have us redeem your notes unless you follow the procedures of your broker-dealer to aggregate your notes with other noteholders. There is no guarantee that any other noteholders will seek to redeem notes on the same date on which you seek to redeem your notes.

You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page S-10.

The estimated value of your notes at the time the terms of your notes are set on the trade date is expected to be between $913 and $963 per $1,000 face amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your notes, if it makes a market in the notes, see the following page.

Original issue date:	expected to be September 11, 2026	Original issue price:	100% of the face amount
Underwriting discount:	% of the face amount	Net proceeds to the issuer:	% of the face amount

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

Prospectus Supplement No. dated September , 2026.

The issue price, underwriting discount and net proceeds listed on the cover page hereof relate to the notes we sell initially. We may decide to sell additional notes after the date of this prospectus supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

GS Finance Corp. may use this prospectus in the initial sale of the offered notes. In addition, Goldman Sachs & Co. LLC, or any other affiliate of GS Finance Corp., may use this prospectus in a market-making transaction in a note after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is expected to be between $913 and $963 per $1,000 face amount, which is less than the original issue price. The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $ per $1,000 face amount).

Prior to , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis over a 733 day period from the time of pricing). On and after , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

About Your Prospectus

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this prospectus supplement and the accompanying documents listed below. This prospectus supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

•
Prospectus supplement dated February 14, 2025
•
Prospectus dated February 14, 2025

The information in this prospectus supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

SPECIFIC TERMS OF YOUR NOTES

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Please note that in this prospectus supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated February 14, 2025, and references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated February 14, 2025, for Medium-Term Notes, Series F, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc. Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”. References to the “indenture” in this prospectus supplement mean the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

Key Terms

Issuer: GS Finance Corp.

Guarantor: The Goldman Sachs Group, Inc.

Specified currency: U.S. dollars (“$”)

Face amount: each note will have a face amount equal to $1,000 or an integral multiple of $1,000 in excess thereof; $ in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this prospectus supplement

Denominations: $1,000 and integral multiples of $1,000 in excess thereof

Form of notes: global form only

Trade date: expected to be September 9, 2026

Original issue date (settlement date) (set on the trade date): expected to be September 11, 2026

Stated maturity date (set on the trade date): expected to be September 11, 2066

Supplemental discussion of U.S. federal income tax consequences: The notes will be treated as variable rate debt instruments for U.S. federal income tax purposes. Under this characterization, it is the opinion of Sidley Austin llp that you should include the interest payments on the notes in ordinary income at the time you receive or accrue such payments, depending on your regular method of accounting for tax purposes. Any gain or loss you recognize upon the sale, exchange, redemption or maturity of your notes should be capital gain or loss. Please see “Supplemental Discussion of Federal Income Tax Consequences” below for a more detailed discussion.

Supplemental plan of distribution: GS Finance Corp. will sell to Goldman Sachs & Co. LLC (“GS&Co.”), and GS&Co. will purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this prospectus supplement, and to certain securities dealers at such price less a concession not in excess of % of the face amount. See “Supplemental Plan of Distribution” on page S-20

Cash settlement amount (on an early redemption date): if you elect to have us redeem your notes on any early redemption date (subject to the minimum redemption amount and broker-dealer aggregation procedures described in “—Notice of early redemption”), you will receive for each $1,000 face amount of your notes, in addition to any accrued and unpaid interest, a cash payment on such date equal to (i) $970 in the case of any early redemption date occurring from and including September 11, 2028 to and including September 11, 2030; (ii) $980 in the case of any early redemption date occurring from and including September 11, 2031 to and including September 11, 2033; (iii) $990 in the case of any early redemption date occurring from and including September 11, 2034 to and including September 11, 2036; and (iv) $1,000 in the case of any early redemption date occurring from and including September 11, 2037 to and including September 11, 2065.

Notice of early redemption: you may elect to have us redeem your notes, in whole or in part, on any early redemption date upon at least twenty-five (25) business days’ prior notice, provided that in each case at least $10,000 face amount of notes are redeemed on that date (which is equal to 10 notes and which may be aggregated with other noteholders seeking to redeem). If you purchase or at any time own less than $10,000 face amount of the notes, you will not be able to have us redeem your notes unless you follow the procedures of your broker-dealer to aggregate your notes with other noteholders. There is no guarantee that any other noteholders will seek to redeem notes on the same date on which you seek to redeem your notes. To be valid, a notice of early redemption must be given on a business day in accordance with procedures described under “Holder’s Option to Redeem” on page S-23. An early redemption is designated by a valid exercise of the holder’s option. Once given, the notice of early redemption is irrevocable

Early redemption dates (set on the trade date): expected to be the interest payment dates occurring on, September 11, 2028, September 11, 2029, September 11, 2030, September 11, 2031, September 11, 2032, September 11, 2033, September 11, 2034, September 11, 2035, September 11, 2036, September 11, 2037, September 11, 2038, September 11, 2039, September 11, 2040, September 11, 2041, September 11, 2042, September 11, 2043, September 11, 2044, September 11, 2045, September 11, 2046, September 11, 2047, September 11, 2048, September 11, 2049, September 11, 2050, September 11, 2051, September 11, 2052, September 11, 2053, September 11, 2054, September 11, 2055, September 11, 2056, September 11, 2057, September 11, 2058, September 11, 2059, September 11, 2060, September 11, 2061, September 11, 2062, September 11, 2063, September 11, 2064 and September 11, 2065

Cash settlement amount (on the stated maturity date): if your notes are not redeemed, for each $1,000 face amount of your notes we will pay you an amount in cash equal to the sum of $1,000 plus any accrued and unpaid interest

Interest rate: base rate plus the spread, subject to the minimum interest rate

Date interest starts accruing: September 11, 2026

Calculation of interest rate:

•
Base rate: Compounded SOFR. The base rate is a rate of return of a daily compounded interest investment calculated in accordance with the formula set forth below, with the resulting percentage being rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (0.00000005 being rounded upwards):

where for purposes of applying the above formula to the terms of the notes:

“d0”, for any observation period, is the number of U.S. government securities business days in the relevant observation period;

“i” is a series of whole numbers from one to d0, each representing the relevant U.S. government securities business day in chronological order from, and including, the first U.S. government securities business day in the relevant observation period;

“SOFRi”, for any day “i” in the relevant observation period, is equal to the Secured Overnight Financing Rate (“SOFR”) in respect of that day;

“ni”, for day “i” in the relevant observation period, is the number of calendar days from, and including, such U.S. government securities business day “i” up to, but excluding, the following U.S. government securities business day; and

“d” is the number of calendar days in the relevant observation period.

•
Observation period: in respect of each interest period, the period from, and including, the date four U.S. government securities business days preceding the first date in such interest period to, but excluding, the date four U.S. government securities business days preceding the interest payment date for such interest period
•
U.S. government securities business day: any day other than a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities
•
Spread: 0.25% per annum
•
Discontinuance of SOFR: in certain circumstances, an alternate benchmark may replace compounded SOFR for all purposes relating to the notes. See “Specific Terms of the Notes — Determination of Interest Rate” below

•
Minimum interest rate: 0.00% per annum

Interest periods: quarterly; the initial interest period is the period from and including September 11, 2026 to, but excluding, December 11, 2026, and the subsequent interest periods will be the periods from and including an interest payment date, to, but excluding, the next interest payment date (or, in the case of the final interest period, the stated maturity date)

Interest determination date: the date four U.S. government securities business days before each interest payment date (or, in the case of the final interest period, the stated maturity date)

Calculation agent: GS&Co.

Interest payment dates (set on the trade date): expected to be every March 11, June 11, September 11 and December 11, beginning on December 11, 2026 and ending on the stated maturity date

Regular record dates: the day immediately prior to the day on which the interest payment is to be made (as such payment day may be adjusted under the applicable business day convention)

Day count convention: 30/360 (ISDA), as described under “Additional Information About the Notes — Day Count Convention” below

Business day: each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close

Business day convention: following unadjusted, as described in the accompanying prospectus under “Description of Debt Securities We May Offer - Calculations of Interest on Debt Securities - Business Day Conventions”

No listing: the notes will not be listed or displayed on any securities exchange or interdealer market quotation system

Defeasance: not applicable

CUSIP no.: 40058LNE6

ISIN no.: US40058LNE64

FDIC: the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency; nor are they obligations of, or guaranteed by, a bank

Determination of Interest Rate

Your notes will bear interest for each interest period at a per annum rate equal to compounded SOFR plus the spread, subject to the minimum interest rate and the terms described above in “Specific Terms of the Notes — Key Terms.” Compounded SOFR will be determined by the calculation agent using the formula described above in “Specific Terms of the Notes — Key Terms.” SOFR will be determined by the calculation agent in the following manner:

“SOFR” means, with respect to any date:

•
(1) the Secured Overnight Financing Rate published for such date as such rate appears on the Federal Reserve Bank of New York’s Website at 3:00 p.m. (New York time) on the immediately following U.S. government securities business day.
•
(2) if the rate specified in (1) above does not so appear, the Secured Overnight Financing Rate as published in respect of the first preceding U.S. government securities business day for which the Secured Overnight Financing Rate was published on the Federal Reserve Bank of New York’s Website.

Notwithstanding the foregoing, if the calculation agent determines that a benchmark transition event and its related benchmark replacement date have occurred prior to the interest determination date in respect of any interest payment date, the benchmark replacement will replace the then-current benchmark for all purposes relating to the notes in respect of such determination on such date and all determinations on all subsequent dates, as further described in the section entitled “Description of Debt Securities We May Offer — Calculations of Interest on Debt Securities — Floating Rate Debt Securities — SOFR” in the accompanying prospectus.

In connection with the implementation of a benchmark replacement, the calculation agent will have the right to make benchmark replacement conforming changes from time to time, as described in the section entitled “Description of Debt Securities We May Offer — Calculations of Interest on Debt Securities — Floating Rate Debt Securities — SOFR” in the accompanying prospectus.

Any determination, decision or election that may be made by the calculation agent pursuant to the provisions described in this “— Determination of Interest Rate”, including any determination with respect to a rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, may be made in the calculation agent’s sole discretion, and, notwithstanding anything to the contrary in the documentation relating to the notes, shall become effective without consent from any other party.

The calculation agent’s determination of any interest rate, and its calculation of the amount of interest for any observation period or interest period, will be on file at our principal offices and will be made available to any noteholder upon request.

Additional Considerations Relating to SOFR

Please refer to the discussion under “Considerations Relating to Floating Rate Securities – Certain Risks Related to SOFR” in the accompanying prospectus for a description of the considerations relating to SOFR.

HYPOTHETICAL EXAMPLES

The following table is provided for purposes of illustration only. It should not be taken as an indication or prediction of future investment results and is intended merely to illustrate the method we will use to calculate the amount of interest accrued during each interest period.

The table below is based on compounded SOFR that is entirely hypothetical; no one can predict what compounded SOFR will be for any observation period relating to an interest period, and no one can predict the interest that will accrue on your notes in any interest period. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of compounded SOFR, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price of Your Notes” on page S-9 of this prospectus supplement.

For these reasons, actual compounded SOFR for any observation period relating to an interest period, as well as the interest payable on the interest payment date for any interest period, may bear little relation to the hypothetical table shown below or to historical SOFR shown elsewhere in this prospectus supplement. For information about SOFR during recent periods, see “Historical SOFR” on page S-15. Before investing in the offered notes, you should consult publicly available information to determine SOFR between the date of this prospectus supplement and the date of your purchase of the offered notes.

The following table illustrates the method we will use to calculate the interest rate at which interest will accrue on each day included in each interest period, subject to the key terms and assumptions below.

The percentage amounts in the left column of the table below represent hypothetical compounded SOFR for a given observation period relating to an interest period. The percentage amounts in the right column of the table below represent the hypothetical per annum interest rate that would be payable for that interest period, based on the corresponding hypothetical compounded SOFR. The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumption
Face amount	$1,000
Spread (added to the applicable compounded SOFR for an observation period relating to an interest period)	0.25% per annum
Minimum interest rate	0.00% per annum

Also, the hypothetical examples shown below assume the notes are not redeemed and do not take into account the effects of applicable taxes.

Hypothetical Compounded SOFR for an Observation Period Relating to an Interest Period	Hypothetical Per Annum Interest Rate Payable for the Interest Period
-3.00%	0.00%*
-2.00%	0.00%*
-1.70%	0.00%*
-1.00%	0.00%*
-0.50%	0.00%*
-0.25%	0.00%
0.80%	1.05%
0.90%	1.15%
1.00%	1.25%
1.75%	2.00%
3.00%	3.25%
4.00%	4.25%
5.50%	5.75%
7.00%	7.25%

* Interest is floored at the minimum interest rate of 0.00% per annum for the interest payment dates.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to the amounts that would be paid on a combination of an interest-bearing bond bought, and an option bought, by the holder (with an implicit option premium paid over time by the holder). The discussion in this paragraph does not modify or affect the terms of the notes or the United States income tax treatment of the notes, as described elsewhere in this prospectus supplement.

We cannot predict actual SOFR on any day, compounded SOFR for any observation period or the market value of your notes, nor can we predict the relationship between SOFR and the market value of your notes at any time prior to the stated maturity date. The actual interest payment that a holder of the offered notes will receive on each interest payment date for an interest period and the rate of return on the offered notes will depend on actual compounded SOFR determined by the calculation agent over the life of your notes. Moreover, the assumptions on which the hypothetical table is based may turn out to be inaccurate. Consequently, the interest amount to be paid in respect of your notes on each interest payment date for an interest period may be very different from the information reflected in the examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus and in the accompanying prospectus supplement. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus and the accompanying prospectus supplement. Your notes are a riskier investment than ordinary debt securities. You should carefully consider whether the offered notes are appropriate given your particular circumstances.

Risks Related to Structure, Valuation and Secondary Market Sales

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Notes”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Notes”) will decline to zero on a straight line basis over the period set forth above under “Estimated Value of Your Notes”. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “— Your Notes May Not Have an Active Trading Market” below.

The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the notes will be based in part on the performance of SOFR, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the notes. The notes are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other Debt” on page S-5 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer – Guarantee by The Goldman Sachs Group, Inc.” on page 65 of the accompanying prospectus.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this prospectus supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this prospectus supplement.

If the Base Rate Plus the Spread is Less than or Equal to 0.00% For Any Observation Period Relating to an Interest Period, No Interest Will Be Paid for that Interest Period

Because of the formula used to calculate the interest rate applicable to your notes, in the event that the base rate plus the spread for any observation period relating to an interest period is less than or equal to 0.00%, no interest will be paid for such interest period. Therefore, if the base rate does not exceed the spread for a prolonged period of time over the life of your notes, you will receive no interest during the affected interest periods. In such case, even if you receive some interest payments on some or all of the interest payment dates, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

The amount you will be paid for your notes on the stated maturity date will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount.

You Will Receive Less Than the $1,000 Face Amount of Your Notes if You Redeem Your Notes Prior to September 11, 2037

Regardless of the performance of SOFR, we will pay you at least the face amount of your notes if you request that we redeem your notes on any early redemption date on or after September 11, 2037 or if you hold the notes to maturity. However, you will receive less than the face amount of your notes if you request that we redeem your notes on any early redemption date prior to September 11, 2037.

You Cannot Redeem Less Than $10,000 Face Amount of Your Notes on Any Early Redemption Date Unless You Follow the Procedures of Your Broker-Dealer to Aggregate Your Notes With Other Noteholders and You May Only Exercise the Early Redemption Right Once Every Year

If you purchase or at any time own less than $10,000 face amount of the notes, you will not be able to elect to have us redeem your notes unless you follow the procedures of your broker-dealer to aggregate your notes with other noteholders. There is no guarantee that any other noteholders will seek to redeem notes on the same date on which you seek to redeem your notes. You may not exercise your early redemption right prior to September 11, 2028 and thereafter you may only exercise the early redemption right once every year. Your request that we redeem your notes is irrevocable and subject to the notice requirement, which will subject you to market risk in the event the market fluctuates after we receive your request.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•
SOFR;
•
the volatility — i.e., the frequency and magnitude of changes — in the level of SOFR;
•
the expected future performance of SOFR;
•
economic, financial, regulatory, political, military, public health and other events that affect the level of SOFR generally;
•
interest rates and yield rates in the market;
•
the time remaining until your notes mature; and
•
our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

Without limiting the foregoing, the market value of your notes may be negatively impacted by increasing interest rates. Such adverse impact of increasing interest rates could be significantly enhanced in notes with longer-dated maturities, the market values of which are generally more sensitive to increasing interest rates.

These factors, and many other factors, will influence the price you will receive if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes before maturity, you may receive less than the face amount of your notes.

You cannot predict the future performance of SOFR based on its historical performance. The actual performance of SOFR over the life of the offered notes may bear little or no relation to the historical levels of SOFR or to the hypothetical examples shown elsewhere in this prospectus supplement.

If SOFR Changes, the Market Value of Your Notes May Not Change in the Same Manner

The price of your notes may move differently than SOFR. Changes in SOFR may not result in a comparable change in the market value of your notes. We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” above.

As Calculation Agent, GS&Co. Will Have the Authority to Make Determinations that Could Affect the Value of Your Notes and the Amount You May Receive On Any Interest Payment Date

As calculation agent for your notes, GS&Co. will have discretion in making certain determinations that affect your notes, including determining compounded SOFR, which we will use to determine the amount we will pay on any applicable interest payment date. Further, if GS&Co. determines on an interest determination date that a benchmark replacement date has occurred, it will determine, among other things, the benchmark replacement, the benchmark replacement adjustment, and the benchmark replacement conforming changes, and such determinations will be conclusive and binding absent manifest error. See “Specific Terms of Your Notes — Key Terms — Discontinuance of SOFR” on page S-4. The exercise of this discretion by GS&Co. could adversely affect the value of your notes and may present GS&Co. with a conflict of interest. We may change the calculation agent at any time without notice and GS&Co. may resign as calculation agent at any time upon 60 days’ written notice to us.

Your Notes May Not Have an Active Trading Market

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

Risks Related to Conflicts of Interest

Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

Goldman Sachs has hedged or expects to hedge our obligations under the notes by purchasing futures and/or other instruments linked to SOFR. Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to SOFR, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the final interest determination date for your notes. Alternatively, Goldman Sachs may hedge all or part of our obligations under the notes with unaffiliated distributors of the notes which we expect will undertake similar market activity. Goldman Sachs may also enter into, adjust and unwind hedging transactions relating to other SOFR-linked notes whose returns are linked to SOFR.

In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions. These activities may be undertaken to achieve a variety of objectives, including: permitting other purchasers of the notes or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the notes; hedging the exposure of Goldman Sachs to the notes including any interest in the notes that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the notes.

Any of these hedging or other activities may adversely affect the levels of SOFR — and therefore the market value of your notes and the amount we will pay on your notes at maturity. In addition, you should expect that these transactions will cause Goldman Sachs or its clients, counterparties or distributors to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes. Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes, and may receive substantial returns on hedging or other activities while the value of your notes declines. In addition, if the distributor from which you purchase notes is to conduct hedging activities in connection with the notes, that distributor may otherwise profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the notes to you in addition to the compensation they would receive for the sale of the notes.

Risks Related to Tax

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

USE OF PROCEEDS

We intend to lend the net proceeds from the sale of the offered notes to The Goldman Sachs Group, Inc. or its affiliates. The Goldman Sachs Group, Inc. expects to use the proceeds from such loans for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

HEDGING

In anticipation of the sale of the offered notes, we and/or our affiliates have entered into or expect to enter into hedging transactions involving purchases of instruments linked to SOFR. In addition, from time to time, we and/or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into, in connection with the offered notes and perhaps in connection with other notes we issue, some of which may have returns linked to SOFR. Consequently, with regard to your notes, from time to time, we and/or our affiliates:

•
expect to acquire or dispose of positions in over-the-counter options, futures or other instruments linked to SOFR, and/or
•
may take short positions in securities of the kind described above — i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser, and/or
•
may take or dispose of positions in interest rate swaps, options swaps and treasury bonds.

We and/or our affiliates may also acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to SOFR. These steps may also involve sales and/or purchases of some or all of the listed or over-the-counter options, futures or other instruments linked to SOFR.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount we will pay on your notes. See “Additional Risk Factors Specific to Your Notes” above for a discussion of these adverse effects.

ADDITIONAL INFORMATION ABOUT THE NOTES

Day Count Convention

As further described under “Description of Debt Securities We May Offer — Calculations of Interest on Debt Securities — Interest Rates and Interest” in the accompanying prospectus, for each interest period the amount of accrued interest will be calculated by multiplying the face amount of the note by an accrued interest factor for the interest period for such note. The accrued interest factor will be determined by multiplying the per annum interest rate by a factor resulting from the specified day count convention. The day count convention during each interest period is 30/360 (ISDA), and the factor is the number of days in the interest period in respect of which payment is being made divided by 360, calculated on a formula basis as follows, as described in Section 4.16(f) of the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, without regard to any subsequent amendments or supplements:

[360 × (Y2 – Y1)] + [30 × (M2 – M1)] + (D2 – D1)
360

where:

“Y1” is the year, expressed as a number, in which the first day of the interest period falls;

“Y2” is the year, expressed as a number, in which the day immediately following the last day included in the interest period falls;

“M1” is the calendar month, expressed as a number, in which the first day of the interest period falls;

“M2” is the calendar month, expressed as a number, in which the day immediately following the last day included in the interest period falls;

“D1” is the first calendar day, expressed as a number, of the interest period, unless such number would be 31, in which case D1 will be 30; and

“D2” is the calendar day, expressed as a number, immediately following the last day included in the interest period, unless such number would be 31 and D1 is greater than 29, in which case D2 will be 30.

HISTORICAL SOFR

The level of SOFR has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the level of SOFR during any period shown below is not an indication that SOFR is more or less likely to increase or decrease at any time during the life of your notes. See “Considerations Relating to Floating Rate Securities — Certain Risks Related to SOFR” for more information relating to SOFR on page 99 of the accompanying prospectus.

You should not take the historical levels of SOFR as an indication of future levels of SOFR. We cannot give you any assurance that the future levels of SOFR will result in you receiving a return on your notes that is greater than the return you would have realized if you invested in a debt security of comparable maturity that bears interest at a prevailing market rate.

Neither we nor any of our affiliates make any representation to you as to the performance of SOFR. Before investing in the offered notes, you should consult publicly available information to determine the levels of SOFR between the date of this prospectus supplement and the date of your purchase of the offered notes. The actual levels of SOFR may bear little relation to the historical levels of SOFR shown below.

The graph below shows the daily historical last levels of SOFR from January 1, 2021 through August 27, 2026. We obtained the last levels in the graph below from Refinitiv, without independent verification.

Historical Performance of SOFR

SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin llp, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc. It applies to you only if you hold your notes as a capital asset for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•
a dealer in securities or currencies;
•
a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
•
a bank;
•
a life insurance company;
•
a regulated investment company;
•
an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
•
a tax-exempt organization;
•
a partnership;
•
a person that owns the notes as a hedge or that is hedged against interest rate risks;
•
a person that owns the notes as part of a straddle or conversion transaction for tax purposes; or
•
a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax, and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of notes and you are:

•
a citizen or resident of the United States;
•
a domestic corporation;
•
an estate whose income is subject to U.S. federal income tax regardless of its source; or
•
a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons is authorized to control all substantial decisions of the trust.

If you are not a United States holder, this section does not apply to you and you should refer to “— Non-United States Holders” below.

Tax Treatment. The notes will be treated as variable rate debt instruments for U.S. federal income tax purposes. The discussion below assumes that the notes will be so treated. Under this characterization, you will be required to include the interest payments on the notes in ordinary income at the time you receive or accrue such payments, depending on your regular method of accounting for tax purposes.

You will generally recognize gain or loss upon the sale, exchange or maturity of your notes in an amount equal to the difference, if any, between the amount of cash you receive at such time and your adjusted basis in your notes.

See the discussion under “United States Taxation — Taxation of Debt Securities — United States Holders — Purchase, Sale and Retirement of the Debt Securities” in the accompanying prospectus for more information.

You should consult your tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

If you purchase the notes at a price lower than the original issue price, you will be subject to the rules governing market discount as described under “United States Taxation — Taxation of Debt Securities — United States Holders — Market Discount” in the accompanying prospectus. If you purchase the notes at a price higher than the original issue price, you will be subject to the rules governing premium as described under “United States Taxation — Taxation of Debt Securities — United States Holders — Debt Securities Purchased at a Premium” in the accompanying prospectus. The original issue price of your notes is equal to the face amount of the notes.

Qualified Replacement Property. Prospective investors seeking to treat the notes as “qualified replacement property” for purposes of Section 1042 of the Code should be aware that Section 1042 requires the issuer to meet certain requirements in order for the notes to constitute qualified replacement property. In general, qualified replacement property is a security issued by a domestic operating corporation (as defined in Section 1042(c)(4)(B)) that did not, for the taxable year preceding the taxable year in which such security was purchased, have “passive investment income” in excess of 25 percent of the gross receipts of such corporation for such preceding taxable year (the “passive income test”). For purposes of determining both the status of the issuer as a domestic operating corporation and applying the passive income test, where the issuing corporation is in control of one or more corporations or such issuing corporation is controlled by one or more other corporations, all such corporations are treated as one corporation (the “affiliated group”).

We believe that our affiliated group is a domestic operating corporation and that less than 25 percent of our affiliated group’s gross receipts is passive investment income for the taxable year ending December 31, 2025. Accordingly, we believe that the notes should qualify as “qualified replacement property”. In making these determinations, we have made certain assumptions and used procedures which we believe are reasonable. We cannot give any assurance as to whether our affiliated group will continue to meet the relevant tests and requirements necessary for the notes to qualify as “qualified replacement property”. It is, in addition, possible that the Internal Revenue Service may disagree with our interpretation of Section 1042 and with the manner in which we have calculated the affiliated group’s gross receipts (including the characterization thereof) and passive investment income and the conclusions reached herein.

The notes are securities with no established trading market. No assurance can be given as to whether a trading market for the notes will develop or as to the liquidity of a trading market for the notes. The availability and liquidity of a trading market for the notes will also be affected by the degree to which purchasers treat the notes as qualified replacement property.

Non-United States Holders

If you are a non-United States holder, please see the discussion under “United States Taxation —Taxation of Debt Securities — Non-United States Holders” in the accompanying prospectus for a description of the tax consequences relevant to you. You are a non-United States holder if you are the beneficial owner of the notes and are, for U.S. federal income tax purposes:

•
a nonresident alien individual;
•
a foreign corporation;
•
an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.

Backup Withholding and Information Reporting

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to the FATCA withholding rules.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions include: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a non-exempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and neither The Goldman Sachs Group, Inc. nor any of its affiliates has provided investment advice in connection with such person’s acquisition, disposition or holding of the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh plan) and propose to invest in the notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this prospectus supplement, and to certain securities dealers at such price less a concession not in excess of % of the face amount.

In the future, GS&Co. or other affiliates of GS Finance Corp. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $ . For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

We expect to deliver the notes against payment therefor in New York, New York on September 11, 2026. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to one business day before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

The notes may not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. For the purposes of this provision:

(a) the expression “retail investor” means a person who is one (or more) of the following:

(i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or

(ii) a customer within the meaning of Directive (EU) 2016/97 where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended; and

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

The communication of this prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus and any other document or materials relating to the issue of the notes offered hereby is not being made, and this prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus and such other documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, this prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus and such other documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. This prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus and such other documents and/or materials are for distribution only to persons who (i) have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), (ii) fall within Article 49(2)(a) to (d) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are other persons to whom it may otherwise lawfully be communicated or distributed under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). This prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus and any such other documents and/or materials are directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons.

Any investment or investment activity to which this prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus and any such other documents and/or materials relate will be engaged in only with relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus or any other documents and/or materials relating to the issue of the notes offered hereby or any of their contents.

The notes may not be offered, sold or otherwise made available to any retail investor in the United Kingdom. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law in the United Kingdom (the "UK PRIIPs Regulation") for offering or selling the notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation. For the purposes of this provision:

(a) the expression “retail investor” means a person who is neither:

(i) a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law in the United Kingdom; nor

(ii) a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024 (as may be amended from time to time); and

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to buy or subscribe for the notes.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to GS Finance Corp. or The Goldman Sachs Group, Inc.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the notes in, from or otherwise involving the United Kingdom.

The notes may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance; and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder.

This prospectus supplement, along with the accompanying prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, along with the accompanying prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for six months after that corporation has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The notes may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

The notes are not offered, sold or advertised, directly or indirectly, in, into or from Switzerland on the basis of a public offering and will not be listed on the SIX Swiss Exchange or any other offering or regulated trading facility in Switzerland. Accordingly, neither this prospectus supplement nor any accompanying prospectus supplement, prospectus or other marketing material constitute a prospectus as defined in article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus as defined in article 32 of the Listing Rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland. Any resales of the notes by the underwriters thereof may only be undertaken on a private basis to selected individual investors in compliance with Swiss law. This prospectus supplement and accompanying prospectus and prospectus supplement may not be copied, reproduced, distributed or passed on to others or otherwise made available in Switzerland without our prior written consent. By accepting this prospectus supplement and accompanying prospectus and prospectus supplement or by subscribing to the notes, investors are deemed to have acknowledged and agreed to abide by these restrictions. Investors are advised to consult with their financial, legal or tax advisers before investing in the notes.

Conflicts of Interest

GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

HOLDER’S OPTION TO REDEEM

You may elect to have us redeem your notes, in whole or in part, on any early redemption date, upon at least twenty-five business days’ prior notice and subject to the procedures and terms set forth below, provided that in each case at least $10,000 face amount of your notes are redeemed on that date (which is equal to 10 notes and which may be aggregated with other noteholders seeking to redeem). There is no guarantee that any other noteholders will seek to redeem notes on the same date on which you seek to redeem your notes. If the notes are so redeemed, we will pay an amount in cash for such notes calculated in a manner as described under “Specific Terms of Your Notes – Key Terms – Cash settlement amount (on an early redemption date)” above.

Early Redemption Requirements

To request that we redeem your notes, you must instruct your broker or other person through which you hold your notes to take the following steps:

•

Send a notice of redemption, substantially in the form set forth under “Form of Notice of Early Redemption” on page S-24 (a “redemption notice”), to us via email at gs-note-redemptions@ny.email.gs.com, with “Floating Rate Notes due , CUSIP No. 40058LNE6” as the subject line, by no later than 3:00 p.m., New York City time, at least twenty-five (25) business days prior to the applicable early redemption date. We or our affiliate must acknowledge receipt of the redemption notice on the same business day for it to be effective, which acknowledgment will be deemed to evidence our acceptance of your redemption request;

•

Instruct your DTC custodian to book a delivery versus payment trade with respect to your notes on the applicable early redemption date at a price equal to the cash settlement amount payable upon the early redemption date; and

•	Cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the day on which the notes will be redeemed.

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the notes in respect of those deadlines. If we do not receive your redemption notice by 3:00 p.m., New York City time, at least twenty-five (25) business days prior to the applicable early redemption date or we (or our affiliates) do not acknowledge receipt of the redemption notice on the same business day, your redemption notice will not be effective, and we will not redeem your notes. Once given, a redemption notice may not be revoked.

The calculation agent will, in its sole discretion, resolve any questions that may arise as to the validity of a redemption notice and the timing of receipt of a redemption notice or as to whether and when the required deliveries have been made. Questions about the redemption requirements should be directed to gs-note-redemptions@ny.email.gs.com.

Form of Notice of Early Redemption

To: GS Finance Corp. — PIPG Operations

Subject: Floating Rate Notes Due , CUSIP No. 40058LNE6

Ladies and Gentlemen:

The undersigned holder of GS Finance Corp.’s Medium-Term Senior Notes, Series F, Floating Rate Notes Due , CUSIP No. 40058LNE6, fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. (the “notes”), hereby irrevocably elects to exercise, with respect to the number of the notes indicated below, as of the date hereof, the right to have you redeem such notes on the early redemption date specified below as described in the prospectus supplement no. dated relating to the notes (the “prospectus supplement”). Terms not defined herein have the meanings given to such terms in the prospectus supplement.

The undersigned certifies to you that it will (i) instruct its DTC custodian with respect to the notes (specified below) to book a delivery versus payment trade on the applicable early redemption date with respect to the number of notes specified below at a price per $1,000 face amount note determined in the manner described in the prospectus supplement, facing DTC 0005 and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. New York City time on the early redemption date.

Very truly yours,

[NAME OF HOLDER]

Name:
Title:
Telephone:
Fax:
Email:

Number of notes surrendered for redemption (minimum of $10,000 face amount unless aggregated with other noteholders to satisfy $10,000 face amount minimum):

Applicable early redemption date: _________________, 20__*

DTC # (and any relevant sub-account):

Contact Name:
Telephone:

Acknowledgment: I acknowledge that the notes specified above will not be redeemed unless all of the requirements specified in the prospectus supplement are satisfied, including the acknowledgment by you or your affiliate of the receipt of this notice on the date hereof.

Questions regarding the redemption requirements of your notes should be directed to gs-note-redemptions@ny.email.gs.com.

*Subject to adjustment as described in the prospectus supplement.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under the circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

TABLE OF CONTENTS

		$ GS Finance Corp. Floating Rate Notes due guaranteed by The Goldman Sachs Group, Inc. Goldman Sachs & Co. LLC

Prospectus Supplement
	Page

Specific Terms of Your Notes	S-3
Hypothetical Examples	S-7
Additional Risk Factors Specific to Your Notes	S-9
Use of Proceeds	S-13
Hedging	S-13
Additional Information About the Notes	S-14
Historical SOFR	S-15
Supplemental Discussion of Federal Income Tax Consequences	S-16
Employee Retirement Income Security Act	S-19
Supplemental Plan of Distribution	S-20
Conflicts of Interest	S-22
Holder’s Option to Redeem	S-23
Form of Notice of Early Redemption	S-24
Prospectus Supplement dated February 14, 2025

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
Considerations Relating to Indexed Notes	S-11
United States Taxation	S-14
Employee Retirement Income Security Act	S-15
Supplemental Plan of Distribution	S-16
Validity of the Notes and Guarantee	S-18

Prospectus dated February 14, 2025

Available Information	2
Prospectus Summary	4
Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements	9
Use of Proceeds	14
Description of Debt Securities We May Offer	15
Description of Warrants We May Offer	68
Description of Units We May Offer	86
GS Finance Corp.	91
Legal Ownership and Book-Entry Issuance	93
Considerations Relating to Floating Rate Securities	99
Considerations Relating to Indexed Securities	101
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	102
United States Taxation	105
Plan of Distribution	123
Conflicts of Interest	127
Employee Retirement Income Security Act	128
Validity of the Securities and Guarantees	129
Independent Registered Public Accounting Firm	130
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	130